Exhibit 95
MINE SAFETY DISCLOSURE

Section 1503 of the Dodd-Frank Wall Street Reform and Consumer Protection Act contains reporting requirements regarding mine safety.  The operation of our quarries is subject to regulation by the federal Mine Safety and Health Administration, or MSHA, under the Federal Mine Safety and Health Act of 1977, or the Mine Act.  Set forth below is the required information regarding certain mining safety and health matters for the fiscal year ending March 31, 2015 for our facilities.  In evaluating this information, consideration should be given to factors such as:  (i) the number of citations and orders will vary depending on the size of the quarry, (ii) the number of citations issued will vary from inspector-to-inspector and mine-to-mine, and (iii) citations and orders can be contested and appealed, and in that process, may be reduced in severity and amount, and are sometimes dismissed.

Mine or Operating Name/MSHA Identification Number	Section 104 S&S Citations	Section 104(b) Orders	Section 104(d) Citations and Orders	Section 110(b)(2) Violations	Section 107(a) Orders	Total Dollar Value of MSHA Assessments Proposed	Total Number of Mining Related Fatalities	Received Notice of Pattern of Vio-lations Under Section 104(e) (yes/no)	Received Notice of Potential to Have Pattern Under Section 104(e) (yes/no)	Legal Actions Pending as of Last Day of Period	Legal Actions Initiated During Period	Legal Actions Resolved During Period
American Gypsum Company Albuquerque, NM (2900181)	3	0	0	0	0	$ 2,059	0	no	no	0	0	0
American Gypsum Company Duke, OK (3400256)	1	0	0	0	0	$ 238	0	no	no	0	0	0
American Gypsum Company Eagle, CO (0503997)	1	0	0	0	0	$ 540	0	no	no	0	0	0
Centex Materials Buda, TX (4102241)	2	0	0	0	0	$ 924	0	no	no	0	0	0
Central Plains Cement Company Sugar Creek, MO (2302171)	18	0	0	0	0	$ 30,052	0	no	no	0	0	0
Central Plains Cement Company Tulsa, OK (3400026)	5	0	0	0	0	$ 54,264	0	no	no	1(1)	1(1)	2(2)
Great Northern Sand Barron Co., WI (4703646) (3)	0	0	0	0	0	$ 200(4)	0	no	no	0	0	0
Illinois Cement Company LaSalle, IL (1100003)	2	0	0	0	0	$ 19,500	0	no	no	1(1)	1(1)	0
Mountain Cement Company Laramie, WY (4800007)	7	0	0	0	0	$ 17,100	0	no	no	0	5(5)	5(6)
Mountain Cement Company Laramie, WY (4800529)	0	0	0	0	0	$ 0	0	no	no	0	0	0
Nevada Cement Company Fernley, NV (2600015)	3	0	0	0	0	$ 10,663	0	no	no	0	2(2)	3(7)
Northern White Sand LLC Utica, IL (1103253)	0	0	0	0	0	$ 100	0	no	no	0	0	0
Northern White Sand LLC Corpus Christi, TX (4105013)	0	0	0	0	0	$ 517	0	no	no	0	0	0
Talon Concrete and Aggregates Sugar Creek, MO (2302211)	9	0	1	0	0	$ 20,560	0	no	no	0	1(1)	1(1)
Western Aggregates Yuba, CA (0404950)	7	0	0	0	0	$ 5,807	0	no	no	0	0	0

(1)  The legal action is a penalty contest.

(2)  The 2 legal actions were penalty contests.

(3)  On November 14, 2014, Eagle Materials Inc. acquired from CRS Holdco LLC and related sellers the equity interests in certain entities, which included this facility and its operator.

(4)  These MSHA assessments and related citations were issued prior to November 14, 2014, the date on which Eagle Materials Inc. acquired this facility and its operator.

(5)  Of the 5 legal actions initiated during the period, 4 were penalty contests and 1 was a pre-penalty contest.

(6)  Of the 5 legal actions resolved during this period, 2 were penalty contests and 3 were pre-penalty contests.

(7)  The 3 legal actions were penalty contests.